Exhibit 99.1
For Immediate Release
Tropicana CFO Resigns to Join Middle Market Company
     Crestview Hills, KY, November 26, 2007 — Tropicana Casinos and Resorts said today that John G. Jacob, the company’s chief financial officer, has resigned to accept a senior level financial position with a middle market company in central Ohio. Jacob’s resignation will become effective November 30, 2007.
     Tropicana owner and CEO William J. Yung said that the company hoped to appoint Jacob’s successor prior to the end of the year. He assured regulators and investors that the company’s vice presidents of finance and accounting have more than enough resources to manage in the interim.
About Tropicana Casinos & Resorts
     Tropicana Casinos & Resorts is a privately held corporation that owns and operates 13 casinos and resorts in the United States and Caribbean. The company is owned by William J. Yung whose ownership of gaming interests dates to 1990 when he purchased a small casino hotel in Lake Tahoe, Nevada. Since then, the Company has acquired gaming assets in Louisiana, Mississippi, and Nevada capped off by the 2007 purchase of Aztar Corporation — and its widely known Tropicana brand name — with properties in Nevada, Indiana and New Jersey.
Contact:
Hud Englehart
Beacon Advisors
513.533.4800